EXHIBIT 7.3

                                FILING AGREEMENT
                                -----------------

          Pursuant to an Agreement and Plan of Merger dated January 6, 1997 by and among Carpenter Technology Corporation, a Delaware corporation ("CTC"), Dynamet Incorporated, a Pennsylvania corporation, and Peter C. Rossin, Ada E. Rossin, Peter N. Stephans and Joan R. Stephans, individually and as trustees, DI was merged with and into a wholly owned subsidiary of CTC (the "Merger"). As a result of the Merger, among other things, Peter C. Rossin and Ada E. Rossin received 2,325,650 shares (the "Merger Shares") of CTC's Common Stock, par value $5.00 per share, or 11.9% of the outstanding shares.

          The parties hereunder acknowledge that they are required to file a statement on Schedule 13D with respect to the Merger Shares and may be required to file amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder and that such a statement is and such amendments will be hereby filed on behalf of each of them, pursuant to Rule 13d-1(f)(1)(iii) under the Exchange Act.


                                          PETER C. ROSSIN

                                          /s/ C.J. Queenan, Jr.
                                          ---------------------

                                          C.J. Queenan, Jr.,
                                          Attorney-in-Fact for
                                          Peter C. Rossin


                                          ADA E. ROSSIN

                                          /s/ C.J. Queenan, Jr.
                                          ---------------------

                                          C.J. Queenan, Jr.,
                                          Attorney-in-Fact for
                                          Ada E. Rossin

Dated:      March 10, 1997